SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2009

Array BioPharma Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-31979	84-1460811
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

3200 Walnut Street, Boulder, Colorado		80301
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (303) 381-6600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                                            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                                            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                                            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                                            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 17, 2009, Array BioPharma Inc. (the “Company”) entered into a First Amendment to Drug Discovery and Development Agreement with Celgene Corporation (“Celgene”). The amendment amended certain provisions of the Drug Discovery and Development Agreement entered into by the Company and Celgene as of September 21, 2007 (the “Agreement”) relating to the discovery, development and commercialization of novel therapeutics in cancer and inflammation. The amendment substitutes a new discovery target for an existing target that will be removed from the Agreement. The Company will continue to have responsibility for the discovery and clinical development of compounds that may be directed at the substitute target through Phase 1 or 2a trials, and the substituted target will be subject to Celgene’s existing option to select two of any of four targets at any time until the earlier of completion of Phase 1 or Phase 2a trials for the drug directed at the target and seven years after the start of the collaboration on that target. In consideration for amending the Agreement, Celgene has agreed to pay the Company an up-front fee of $4.5 million within 15 days of the date of the amendment. The amendment also provides for an enhanced milestone payment relating to the selection of a compound directed at the substituted target if certain conditions are met and amends the milestone payments payable to the Company for achievement of development goals for drugs directed at the substituted target following certain changes in control of the Company.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 11, 2009, and on the recommendation of the Compensation Committee, the independent directors of the Board of Directors of the Company approved final performance goals applicable to the Company’s performance bonus program for annual bonus awards that may be earned by employees of the Company, including the Company’s executive officers.  The other terms of the fiscal 2009 bonus program are identical to the terms of the bonus program in place for the prior fiscal year.  Under the program, certain of the Company’s employees, including its named executive officers set forth in its Proxy Statement for the Company’s 2008 Annual Stockholder’s Meeting, will be entitled to earn a bonus payable in cash, stock or stock option equivalents based upon the achievement of certain specified performance goals and objectives relating to the Company and to each individual participant. To the extent the corporate and individual performance goals are met, each participant may be eligible to receive a target bonus calculated by multiplying the participant’s base salary by a percentage value later assigned to the participant or to his or her position with the Company by the Compensation Committee. A percentage of this target bonus amount may be awarded following the end of the fiscal year to the extent the Compensation Committee determines the corporate and individual performance goals are met.  The plan can be amended in whole or in part by the Compensation Committee at any time until paid.

The performance bonuses for 2009 will be based both on individual performance and on the Company’s performance relative to the following performance criteria: financial criteria consisting of minimum, target and stretch revenue, earnings per share and year-end cash targets; minimum, target and stretch discovery research goals and clinical development goals with respect to the Company’s proprietary drug programs; and minimum, target and stretch transactional goals relating to new strategic partnership transactions. In determining the bonus awards for 2009, the foregoing goals will be weighted as follows: financial goals 15%; discovery research goals 20%; clinical development goals 40%; and transactional goals 25%.

The following target bonus percentages (expressed as a percentage of base salary) under the 2009 performance bonus plan were also approved for Robert E. Conway, Chief Executive Officer, Kevin Koch, Ph.D., President and Chief Science Officer, David L. Snitman, Ph.D., Chief Operating Officer and Vice President, Business Development, John R. Moore, Vice President and General Counsel, and R. Michael Carruthers, Chief Financial Officer, each of whom are named executive officers of the Company (as defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission) payable under the performance bonus program subject to achievement of the performance goals at the target level: 50%, 40%, 35%, 35% and 35%, respectively.  These percentages are unchanged from the target bonus percentages used to determine performance bonuses for fiscal 2008 for these officers.

A description of the performance bonus program is filed with this report as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01                                             Financial Statements and Exhibits.

(c)                                  Exhibits

Exhibit No.	Description
10.1	Description of performance bonus program

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARRAY BIOPHARMA INC.

Date: June 17, 2009	By:	/s/ R. Michael Carruthers
R. Michael Carruthers
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Description of performance bonus program